Exhibit (a)(1)(iv)
OFFER TO PURCHASE FOR CASH
All Outstanding Common Shares and
All Outstanding American Depositary Shares
(each outstanding American Depositary Share representing one Common Share and evidenced by an American Depositary Receipt)
of
WIDERTHAN CO., LTD.
at
$17.05 Net Per Share
by
RN INTERNATIONAL HOLDINGS B.V.
an indirect wholly-owned subsidiary
of
REALNETWORKS, INC.
September 29, 2006
      To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
      RN International Holdings B.V., a private company with limited liability organized under the laws of the Netherlands (the “Offeror”), and indirect wholly-owned subsidiary of RealNetworks, Inc., a Washington corporation (the “Parent”), is making an offer to purchase all outstanding common shares, par value KRW500 per share (the “Common Shares”) and American Depositary Shares, each representing one Common Share and evidenced by an American Depositary Receipt issued by JP Morgan Chase Bank, N.A. (the “ADSs”) of WiderThan Co., Ltd, a company with limited liability organized under the laws of the Republic of Korea (the “Company”), at $17.05 per Common Share and per ADS (or any higher price per Common Share and per ADS that is paid in the tender offer), net to the seller in cash without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 29, 2006 (which, together with any amendments and supplements thereto, collectively constitute the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made in connection with the Combination Agreement, dated September 12, 2006, by and among the Offeror, the Parent and the Company (as it may be amended from time to time, the “Combination Agreement”).
      For your information and for forwarding to your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:
      1. Offer to Purchase dated September 29, 2006;
      2. Letter of Transmittal, including a Substitute Form W-9 and Form W-8BEN, for your use and for the information of your clients;
      3. Notice of Guaranteed Delivery to be used to accept the Offer if the Common Shares and ADSs and all other required documents cannot be delivered to Mellon Investor Services LLC, the ADS Depositary for the Offer, by the expiration of the Offer;
      4. A form of letter which may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;
      5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;
      6. Instructions for Completing Form W-8BEN providing information relating to backup federal income tax withholding for non-U.S. security holders;
      7. A letter to security holders of the Company from Sang Jun Park, Chief Executive Officer of the Company, together with a Solicitation/ Recommendation Statement on Schedule 14D-9, dated September 29, 2006, which has been filed with the Securities and Exchange Commission and includes the recommendation of the Board of Directors of the Company that shareholders tender their Common Shares and ADSs pursuant to the Offer; and
      8. Return envelope addressed to the ADS Depositary.
      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
      THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 27, 2006, UNLESS THE OFFER IS EXTENDED.
      The Offeror will not pay any fees or commissions to any broker, dealer or other person (other than Innisfree M&A Incorporated (the “Information Agent”), Lehman Brothers Inc. (the “Dealer Manager”), the ADS Depositary or the Common Share Depositary (each as described in the Offer to Purchase) for soliciting tenders of Common Shares and ADSs pursuant to the Offer. However, upon request, the Offeror will reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Offeror will pay all U.S. stock transfer taxes applicable to its purchase of Common Shares and ADSs pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
      In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of ADSs, and any other required documents, must be received by the Depositary by 12:00 Midnight, New York City time, on Friday, October 27, 2006.
      Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or, in the U.S., the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

REALNETWORKS, INC.
RN INTERNATIONAL HOLDINGS B.V.
      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE OFFEROR, THE PARENT, THE INFORMATION AGENT, THE DEALER MANAGER OR THE ADS DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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